Exhibit 99.1

January 26, 2016

Dear Fellow Shareholder:

Let me begin my annual year-end letter by wishing each of you a Happy and Healthy New Year. Here at IMH, it has been a year of “ups and downs,” with great achievements in many areas.

To begin with, we fully retired the Five Mile Capital loan of $36 million and the Karlin Capital REO loan of $28.8 million. Other than the loans encumbering our hotel assets and the Apple Valley project, substantially the rest of our assets are currently debt free. Most importantly, we retired high interest debt and presently find ourselves in the position of securing bank rate debt. We will look to add new market-rate leverage in 2016 to improve returns on our portfolio. For example, in November we leveraged a note earning 12%, and in doing so we increased our effective interest rate yield to 16%. Please keep in mind we do have unsecured debt of approximately $15.2 million, including shareholder debt we incurred two years ago of $10.2 million when we bought back shares as part of the class settlement.

Additionally, we have substantially completed the renewal project at our hotel assets in Sedona. At L’Auberge de Sedona, we remodeled the lobby, bar and dining room. We added a state-of-the-art kitchen and a new veranda seating area, adding 35 additional seats. A recent article highlighting the newly enhanced restaurant and the chef was featured on EaterAZ and can be viewed at - http://www.eateraz.com/2016/01/ro-ro-ro-her-boat/. We remodeled 33 cottages along the creek and plan to complete the Creek House renovation, creating a high-end, luxury suite by March 2016. A remodel of the Lodge building and all of its 21 units is underway and scheduled to be completed in March 2016. We will add a new coffee and juice bar along with a cooking school and artist workshop in 2016, to complement the hotel’s successful “Artist in Residence” program. We are working hard with our staff to achieve a 5-star rating at L’Auberge de Sedona and we look forward to that award in the future. L’Auberge de Sedona was recently named the “#1 Hotel in the Southwest” by Condé Nast Reader’s Choice Awards 2015.

We also have rebranded our Mexican cantina as “89Agave” following a complete refurbishment of the entire restaurant. It is a fun, upbeat dining venue in the center of Uptown Sedona with great outdoor dining, gorgeous Red Rock views and an expanded bar and menu. We are garnering wide acceptance and key media coverage, and look forward to a great 2016 season.

Finally, we are scheduled to complete the 70-room refurbishment at Orchards Inn by March 1, 2016. We believe the finished product will deliver great value for the anticipated room rates. The rooms will still retain their signature “million dollar views.” We expect price improvement and margin lifts at all the Sedona properties in 2016 and beyond.

So what does this mean to our shareholders? With the investment of approximately $10 million we believe that the value of our hospitality assets has increased substantially from their current book value. As we continue to drive earnings at the hotels and improve the facilities, we expect to see continued increased value and earnings. Accounting rules do not allow us to book increases in value unless we sell the hotels, which we do not plan on doing in the near future. We do expect, however, to refinance our current debt and draw additional equity from the hotel properties and redeploy that equity into other assets of a similar nature.

November was a significant month for IMH as we opened the first phase of our new apartment project in Apple Valley, Minnesota. Of the 94 units that were available, we had 56 residents move in and have leased an additional 10 units. We are well ahead of plan. Additionally, we have 31 units leased in the 94-unit second phase, which is scheduled to open on March 1, 2016. We expect that this project will add free cash flow to IMH in 2016 ahead of plan. We are presently working with the City of Apple Valley to get our final plans approved for the next phase of this development, which will add an additional 120 units, and we expect to break ground in June 2016 as planned. We are currently evaluating refinancing options for the existing project. We anticipate the refinancing will result in a return of enough equity to IMH so that there will be no additional equity requirement for the additional 120-unit phase.

We plan to continue selling our non-performing assets in 2016. Our plan was to have all of these assets sold by the end of the first quarter of 2016, but the complex nature of our remaining assets makes this task more challenging than we initially anticipated. We will continue to work diligently to sell these assets, and have pushed our planned liquidation to late 2016/early 2017.

One lesson learned from the 2008 financial crisis is that the sponsors and borrowers of capital are just as important as the collateral to our loans. Our investment policies take this into consideration. IMH continues to look for value, investing in opportunities with well-tested borrowers who not only survived the Great Recession, but who also flourished in the years since. We have made one such investment in the 4th quarter of 2015 in connection with the purchase of 140 acres in Utah. The land is directly across from the gondola in Deer Valley and is ready for marketing to prospective developers. Our joint venture partner in that investment is the Lansing Companies, and they are currently in the market to sell a portion of the land for development of a hotel, which we expect should return approximately 80% of our capital when sold. We expect that the remaining single-family home sites and condo sites will be sold in the first 12 to 24 months. Our total returns on our capital invested in this transaction are expected to exceed 25%.

We continue to pursue the monetization of the New Mexico land we received as a result of our collection efforts last year. We have begun foreclosure actions on that land in order to collect part of the balance owed to us. In addition, we will be aggressively pursuing collection of the balance of the moneys owed to IMH entities (approximately $5,000,000) shortly after the first of the year. We expect a resolution in 2016, and a disposition of the land in 2017.

IMH will focus on expanding its recurring income portfolio in the upcoming year. We are looking for assets that will not only bring us growing income annually, but growth in equity as well. We are looking at unique, boutique hotel assets that we can acquire or build under the L’Auberge brand. We hope to have some announcements in the near future.

In keeping with the theme of recurring income and growth of equity, we intend to add to our rental portfolio through either rental housing or apartments in 2016. We will also continue looking for opportunistic real estate investments either as loans or preferred equity, as our cash position expands. We believe that the above strategies will be tax advantaged with the use of the Company’s net operating loss in the coming years.

Several shareholders have asked about a public offering. Please keep in mind that the soonest we could accomplish that goal would be the summer of 2017. Anything done before that time frame would subject the company to a material limitation of our net operating loss carryforwards (NOL). Of course, any public offering is subject to market conditions at the time and the company’s earnings and future prospects. We also will need to further analyze IMH’s capital structure at such time in order to consider a public offering’s impact on the NOL.

On behalf of all of the members of the IMH team, we wish you and yours a very happy and healthy New Year.

Sincerely,
Lawrence D. Bain
Chairman and Chief Executive Officer

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Our future plans and other statements in this letter about expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “will,” “believe,” “could,” “estimate,” “feel,” “expect,” “intend,” ”likely,” “may,” “plan,” “potential,” “should,” “see,” “hope,” “view” and “would” or the negative of these terms or other comparable terminology. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for the disclosure of forward-looking statements.

Our forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the risks and uncertainties related to the Company that can be found under the heading “Risk Factors” in IMH Financial Corporation’s most recent annual report on Form 10-K and other filings with the SEC. These forward-looking statements are based on information currently available to us and actual results may differ as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements.

As a public reporting entity, IMH Financial Corporation files periodic reports with the SEC. For additional financial and other important information pertaining to the Company, individuals can visit www.sec.gov and reference CIK #1397403.